UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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INTEVAC, INC.

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Additional 2019 Proxy Materials Intevac, Inc. May 8th, 2019 Beginning on May 8, 2019, Intevac, Inc. will provide the following information to certain of its investors.

Our Annual Meeting occurs on May 15, 2019. Our Board of Directors recommends that you vote “FOR” each of the director nominees in Proposal 1 and “FOR” each of the other proposals. Your vote is important, no matter how many or how few shares you may own. Please help us avoid the expense of further solicitation by voting today. Votes submitted by the internet or telephone must be received by 11:59 pm, Eastern Time, on May 14, 2019. We understand that our stockholders make their voting decisions independently, and often apply internal voting guidelines, but we also understand that proxy advisory firms’ reports are used as research tools by many stockholders and can have some influence. Overview On the following pages, you will read how our Board has been thoughtful in its actions, and responsiveness to feedback; and that the proxy advisor recommendations against the re-election of Messrs. Rohrs and Schaefer and the say-on-pay proposal, are unwarranted. These important Board members and proposal deserve your support.

Glass Lewis Commentary ISS Commentary Proxy Advisor Feedback The two leading proxy advisors have come to differing conclusions regarding our compensation committee members and program, specifically regarding responsiveness and actions last year. Election of Directors (Proposal 1) AGAINST Thomas Rohrs, due to a perceived over-boarding issue (3 boards) FOR all other nominees Say on Pay (Proposal 4) FOR “We note that this pay and performance misalignment is not due to NEO pay being set above peer median levels, and further acknowledge the cost containment activities the Company has undertaken in response to shareholder feedback following its most recent say-on-pay vote.” Election of Directors (Proposal 1) AGAINST Thomas Rohrs and John Schaefer, incumbent compensation committee members, due to a perception of “mixed responsiveness” to shareholder feedback following last year's negative say-on-pay vote FOR all other nominees Say on Pay (Proposal 4) AGAINST, due to perceived “mixed responsiveness” to shareholder feedback following last year's negative say-on-pay vote; despite the corrective actions taken and the resultant outcomes

The ISS “Against” Recommendations are Flawed The ISS “against” voting recommendations appear to be based on the perception of “mixed responsiveness” by the Compensation Committee. ISS cites a lack of detail in our proxy statement, whether independent directors participated in discussions with stockholders and the holdings of those stockholders. ISS appears to believe that only “limited improvements” were made to our executive compensation program. As detailed and demonstrated in our CD&A, and on the following slides, our Board responded to shareholders feedback in 2018 and has the taken appropriate steps (such as reducing base salaries and granting significantly less equity value) to further strengthen and align our Executive compensation with Company performance and stockholder interests.

Board Response to Stockholder Feedback With the challenges of 2018, numerous, difficult decisions were made with regards to our executive compensation program. The Compensation Committee, working diligently with management, made hard — but fitting — decisions throughout the year, that appropriately responded to our 2018 financial and operational outlook, including the strong input of stockholder feedback delivered by the less-than-majority support for our say-on-pay proposal in 2017. Following our Stockholder and vote, in April 2018, as part of the operational alignment of our business outlook, executive compensation, and stockholder feedback, for all executives we: Reduced base salaries by 10% *; and Eliminated 50% of the annual bonus opportunity, by not funding the 2018 Corporate Financial Performance Component of our Annual Incentive Plan (“AIP”). In addition, executive equity awards granted in 2018 were held at 2017 levels, carrying significantly less grant date value, further aligning compensation levels with then current stock performance *Mr. Justyn, who received a year-over-year base salary increase in connection with his promotion to Executive Vice President, was the exception.

Board Response Outcomes Resulting from the deliberate and thoughtful actions taken by our Compensation Committee, executive pay was significantly decreased in 2018: These difficult decisions lowered executive pay and were reflective of our overall business and share price performance. Importantly, the Compensation Committee decisions and the resulting outcomes aligned executives with stockholder interests. *Although Mr. Justyn’s compensation decreased by more than 10%, it did not decrease as much as the other NEO’s due to compensation changes related to his expanded responsibility and promotion 2017 Base 2018 Base 2017 AIP 2018 AIP 2017 Equity 2018 Equity 2017 Total Direct Compensation 2018 Total Direct Compensation Change Wendell Blonigan) (Pres. & CEO) $536.6 $511.9 $365.0 $137.5 $1,141.1 $335.2 $2,044.7 $986.6 (51.7)% James Moniz (EVP & CFO) $321.0 $303.7 $143.4 $84.7 $420.1 $129.4 $886.4 $519.9 (41.4)% Jay Cho (EVP & GM, TFE) $304.6 $288.5 $110.8 $46.5 $407.8 $129.4 $825.2 $466.4 (43.5)% Timothy Justyn* (EVP & GM, Photonics) $247.4 $259.9 $83.6 $59.9 $215.3 $166.9 $548.2 $488.6 (10.9)%

Responsiveness to Issuer and Proxy Advisor Feedback The Company and the Compensation Committee were both surprised and disappointed with last year’s say-on-pay results, particularly after receiving such overwhelming support in 2017 (approx. 99.6%, when not factoring in abstentions and broker non-votes). Our Response Why and How þ Carefully Consider the Vote Results The Compensation Committee carefully considered the results of last year’s say-on-pay vote, consulted with its compensation consultant, and continued to make real, concrete changes to the Company’s executive pay program þ Take Action and Continue Already Begun Progress The Compensation Committee recognized that the Company’s performance necessitated real changes in the executive compensation program to contain costs and better align with stockholder interests, and had already begun to make significant downward adjustments to NEO compensation before the formal vote on the say-on-pay proposal was completed in May 2018.  The results of last year’s say-on-pay vote reinforced the Compensation Committee’s resolve regarding the steps it took and continued to take to: improve alignment with the interests of our stockholders; contain costs; and reflect the overall business and stock price performance. x Independent Director Reach Out to Stockholders Our independent directors did not implement a reach out initiative to stockholders. Management routinely interfaces with our major stockholders, and at no such time has executive compensation been a raised concern. Instead, we let our actions and results speak for themselves. We heard the stockholders clearly, and continued to make decisions designed to meet stockholder concerns. Here’s what we did: How we have responded is discussed on the following two slides.

Responsiveness to Issuer and Proxy Advisor Feedback What We Heard How We Have Responded CEO pay and performance were not aligned No salary increase was approved for our CEO in 2018 10% base salary reduction for all NEOs, including our CEO, in April 2018 in light of current business conditions The financial performance bonus was suspended for 2018 for all NEOs (50% of the annual bonus opportunity) 2018 equity grants to the CEO and all NEOs were significantly lower in value than those from the prior year End result: CEO total pay fell over 50% year-over-year; the CFO and GM, TFE’s total pay fell 41.4% and 43.5%, respectively, and the GM, Photonics’ total pay fell 10.9% despite a promotion during the year Insufficient disclosure of metrics, goals and achievements in the Annual Incentive Plan Although the Company had the option of limiting disclosure this year as a “smaller reporting company” (SRC), we nevertheless chose to enhance our discussion of the Annual Incentive Plan Improved the readability and organization of the entire CD&A Full, clear disclosure of Annual Incentive Plan goals: Clear disclosure of the Company’s financial goals, and achievement against goals; and Robust, easy to read descriptions of each NEO’s individual performance goals, weighting and achievements The Compensation Committee took several meaningful steps toward addressing the most common concerns expressed by our stockholders and the proxy advisory firms, both before and after the vote on the 2018 say-on-pay proposal was completed.

Responsiveness to Issuer and Proxy Advisor Feedback What We Heard How We Have Responded Lack of performance-based equity awards Equity grants for 2018 had a grant date value that was significantly less than the similar number of grants made during 2017. Although these grants were made before the result of last year’s say-on-pay-proposal were processed by the Compensation Committee, the value decrease already reflected the Compensation Committee’s commitment to better alignment with stockholder interests; The mix of options and restricted stock units balanced the goal of incentivizing performance (options) and retaining key talent (restricted stock units); and In addition, the unvested portion of performance-based awards granted in 2016 continued to provide strong performance incentives due to the remaining challenging price hurdle In February 2019, the Compensation Committee took a hard look at its equity program but ultimately the decision was made not to make any changes at that time. This was the right decision for the Company at the time because: We need to both drive performance and to retain the executives critical to building future success. The Compensation Committee carefully considered the type, mix and amount of equity awards and consulted with Radford, its independent compensation consultant. It was ultimately decided that a mix of option and time-based restricted stock units for its executives best aligned with the Company’s incentive and retention needs at the time; Stock options are a strong driver of performance. Stock options only have value if the stock price increases after the date of grant, and so directly link executive pay to Company performance; Restricted stock units vesting based on continued service served as a key tool to retain executive talent. Retention considerations were particularly important at that time and given that the Company experienced an increase in turnover at the executive level in 2017 and 2018; and As in 2018, the unvested portion of performance-based awards granted in 2016 continued to provide strong performance incentives due to the remaining challenging price hurdle The Compensation Committee evaluates the appropriateness of the Long Term Incentive program and will continue to carefully and thoughtfully consider this issue going forward

Our Annual Meeting occurs on May 15, 2019. Our Board of Directors recommends that you vote “FOR” each of the director nominees in Proposal 1 and “FOR” each of the other proposals. Your vote is important, no matter how many or how few shares you may own. Please help us avoid the expense of further solicitation by voting today. Votes submitted by the internet or telephone must be received by 11:59 pm, Eastern Time, on May 14, 2019. We truly appreciate your time and consideration in this extremely important matter, and ask for your support with a “FOR” vote for each of our directors and proposals. Conclusion The “Against” vote recommendations on 2 of our most senior directors, Thomas Rohrs and John Schaefer, and the “Say on Pay proposal” are flawed and unwarranted. Our board and compensation committee listened to our stockholders, took appropriate action, and delivered the desired results following last year’s “Say on Pay” vote. These important Board members and proposal deserve your support.